NEWS

FOR IMMEDIATE RELEASE	CONTACTS
February 10, 2010	Richard Eisenberg
(Investor Inquiries)

Mary Waters
(Media Inquiries)

202-872-7700

Farmer Mac Declares Quarterly Dividends on
Common and Preferred Stock

Washington, D.C. — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a quarterly dividend on each of the Corporation’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM).  The quarterly dividend of $0.05 per share of common stock will be payable on March 31, 2010 to holders of record of common stock as of March 15, 2010.

Farmer Mac’s board of directors has also declared a quarterly dividend on the Corporation’s Series C Preferred Stock, which is not listed on any exchange.  The quarterly dividend of $12.50 per share of Series C Preferred Stock is for the period from January 1, 2010 through March 31, 2010 and will be payable on March 31, 2010 to holders of record of preferred stock as of March 15, 2010.  Each share of Series C Preferred Stock has a par value and liquidation preference of $1,000.00 per share.

On January 25, 2010, Farmer Mac repurchased and retired all $150 million of its then-outstanding Series B Preferred Stock.  The price paid for the Series B Preferred Stock included an amount for accrued dividends through the purchase date, which satisfied all of Farmer Mac’s obligations to the holders of the Series B Preferred Stock prior to the retirement of those shares.  Accordingly, no dividend was declared on the Series B Preferred Stock for first quarter 2010.  Decisions about any dividends that may be declared on the non-cumulative perpetual preferred stock of Farmer Mac II LLC issued on January 25, 2010 will be made separately by its board of directors.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Additional information about Farmer Mac is available on its website at www.farmermac.com.  Farmer Mac II LLC is a recently-organized Delaware limited liability company, in which Farmer Mac owns all of the common equity, that is now operating the Farmer Mac II business of purchasing and holding USDA-guaranteed loans.  Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

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